Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of _______________, 2009 between Xi’an Softech Co., Ltd. (the "Company"), a wholly foreign-owned company organized under the law of the People's Republic of China (the "PRC"), and _______________ ("___________", ID No.: _________________). The Company and the Chen Xian Ying are also referred to herein together as the “Parties” and individually as a “Party.”

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Employment.

The Company shall employ _____________, and ______________ hereby accept employment with the Company, upon the terms and conditions set forth in this Agreement for a period beginning on the date hereof and ending on the fifth anniversary date (the “ Initial Employment Period”); and this Agreement shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods as soon as the expiration of the Initial Employment Period, unless the Company or _______________ gives the other party written notice of the election not to renew the Employment Period at least 30 days prior to any such renewal date.

2.      Position and Duties.

(a)    During the Employment Period, __________ shall be appointed or seconded to the Company to serve as the ________________ and shall have the normal duties, responsibilities, functions and authority of the ________________. During the Employment Period,  Chen Xian Ying shall render such technology research and application services to the Company and its affiliates which are consistent with ________________'s position as the Executive director may from time to time direct.

(b)   During the Employment Period, ____________ shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.  In performing his duties and exercising his authority under the Agreement, _________________ shall support the work of general manager and execute the business and strategic plans approved from time to time by the Company and shall expand the Company’s businesses and operate profitably and in conformity with the business and strategic plans.

(c)     ______________’s position shall be based at the current principal executive offices in Xi’an, PRC, or any other location of the Company in the PRC as mutually agreed by the executive director and ________________.

3.      Compensation and Benefits.

(a)    During the Employment Period, ________________'s base salary shall be RMB ___________ per annum or such other rate as the Company may determine from time to time (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time).  The Company shall also purchase social insurances and provide welfare and benefits to ________________ according to the applicable national and local labor laws and regulations.

(b)    In addition to the Base Salary, the executive director may, in its sole discretion, award a bonus (the “Performance Bonus”) to _____________________ with respect to each fiscal year during the Employment Period. The reference amount for Performance Bonus shall be equal to 25% of the Base Salary.  The actual amount of the Performance Bonus awarded shall be dependent upon the degree to which certain financial targets of the Company, as established annually by the executive director, are achieved.

(c)    All amounts payable to ___________________ as compensation hereunder shall be subject to all required and customary withholding by the Company.

4.      Working Hours

____________________ shall work five days a week and eight hours a day.

5.      Working Environment and Employment Safety

(a)    the Company shall provide the ____________________ with a working environment that complies with national regulations with respect to workplace health and safety.

(b)   the Company shall provide ____________________ with necessary working conditions and set up other necessary employee protection mechanism in accordance with the national and local regulations.

6.      Termination.

The Company may terminate the employment of _______________ before the Employment Period expires immediately upon issuing a written notice to ________________ after occurrence of any of the following events:

(i)            ______________ has materially violated any of the Company's rules or policies;

(ii)           ______________ has committed an act of gross negligence or graft which causes substantial damage or adverse effect to the Company's interests;

(iii)          _______________ has been charged or convicted with criminal liabilities in accordance with the laws.

7.      Confidential Information

(a)    Obligation to Maintain Confidentiality. ___________ acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information."  Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates, information concerning acquisition opportunities in or reasonably related to the Company's or its affiliates' business or industry of which ____________ becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during __________’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, ______________ agrees that during the Employment Period and at anytime thereafter he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without executive director 's prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of _______'s acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  _________ agrees to deliver to the Company at the end of the employment period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its affiliate (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)   Ownership of Intellectual Property.  _________ agrees to make prompt and full disclosure to the Company or its affiliate, as the case may be, all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information  (whether or not patentable and whether or not reduced to practice) that relate to the Company's or its affiliate's actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by _____________ (either solely or jointly with others) while employed by the Company and for a period of one (1) year thereafter (collectively, "Work Product"), provided that such period of one year only applies to the inventions, utility models and designs which are related to ________________'s duties and responsibilities to the Company.  The ownership of all rights under intellectual property laws of any work falling within the definition of Work Product shall vest in the Company.

(c)    Third Party Information. __________ understands that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7(a) above, ________________ will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or such affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by the executive director in writing.

8.      _________________'s Representations.  _______________ hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Deputy _____________________ do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which ________________ is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of ________________, enforceable in accordance with its terms.  ________________ hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.      Survival.   Sections 7, 8, 9, 15, 16 and 18 inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10.   Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to ________________:

 _____________
Address: 3/F, District A, the Industry Office Building, No.181 of Tai Bai South Road, Xi’an City, Shaanxi Province, China
 Tel:   029-88231591
 Fax: 029-88231590
 Attention: ___________

Notices to the Company:

Xi’an Softech Co., Ltd
Address: 3/F, District A, the Industry Office Building, No.181 of Tai Bai South Road, Xi’an City, Shaanxi Province, China
 Tel:   029-88231591
 Fax: 029-88231590
 Attention: Li Tao

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.   Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.   No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.   Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the applicable laws of the People's Republic of China, without giving effect to any choice of law or conflict of law rules or provisions.

15.   Arbitration.  Each party hereto agrees that any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of ________________ by the Company (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement shall be resolved according to the following procedures:

(a)           consultation between ________________ and the Company to resolve the Claim;

(b)           if no resolution with respect to a Claim is reached through consultation within thirty (30) days after the commencement of the same, either party may, within sixty (60) days after the occurrence of the Claim, submit the Claim to a local labor dispute arbitration tribunal for arbitration; and

(c)           either party may appeal the arbitration award rendered by such local labor dispute arbitration tribunal to a competent People's Court within fifteen (15) days after the issuance of such award.

16.   Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of a majority of the executive director (excluding ________________) on the one hand and ________________ on the other hand, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17.   ________________'s Cooperation.  During the Employment Period and thereafter, ________________ shall cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, ________________ being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into ________________'s possession, all at times and on schedules that are reasonably consistent with ________________'s other permitted activities and commitments).

18.   Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Xi’an Softech Co., Ltd

By:

Name:

Title:

(Signature):